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                                                                     Exhibit 8.2

                                August 25, 1999


Armco Inc.
One Oxford Centre
301 Grant Street
Pittsburgh, PA  15219-1415

Ladies and Gentlemen:

          You have requested our opinion as to certain federal income tax consequences of the proposed merger (the "Merger") of Armco Inc. (the "Company") with and into AK Steel Corporation ("Operating Company"), a direct wholly owned subsidiary of AK Steel Holding Corporation ("Parent"). All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement and Plan of Merger (the "Plan of Merger"), dated as of May 20, 1999, by and among Parent, Operating Company and the Company.

          In preparing our opinion, you have directed us to assume that (1) the Merger will be consummated in accordance with the terms, conditions and other provisions of the Plan of Merger and none of the terms and conditions contained therein has been or will be waived or modified in any respect; (2) all of the factual information, descriptions, representations and assumptions set forth or referred to (a) in this letter (an advance copy of which has been provided to you), (b) in the Plan of Merger, (c) in letters (the "Letters") to us from the Company dated August 25, 1999, and from Parent dated August 25, 1999 (an advance copy of which has been provided to you) and (d) in the Proxy Statement prepared in connection with the Merger, are accurate and complete and will be accurate and complete at the Effective Time; and (3) any representations made in the Letters "to the best knowledge of" or like import are accurate without such qualification.

          We have not independently verified any factual matters relating to the Merger in connection with or apart from our preparation of this opinion. Accordingly, our opinion does not take into account any matters not set forth herein which might have been disclosed by independent verification.

          Assuming that the Merger is consummated in accordance with the terms and conditions set forth in the Plan of Merger, and based on the facts set forth or referred to in this letter, in the Letters, in the Plan of Merger and in the Proxy Statement, including all assumptions and representations in any such documents, and subject to the qualifications and other matters set forth herein, it is our opinion that, for federal income tax purposes, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").
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Armco Inc.
August 25, 1999
Page 2



          Our opinion is limited to the foregoing federal income tax consequences of the Merger, which are the only matters as to which you have requested our opinion, and you must judge whether the matters addressed herein are sufficient for your purposes. We do not address any other federal income tax consequences of the Merger or other matters of federal law and we have not considered matters (including state or local tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States.

          Our opinion is based on the understanding that the relevant facts are, and will be at the Effective Time, as set forth or referred to in this letter. If this understanding is incorrect or incomplete in any respect, our opinion could be affected.

          Our opinion is also based on the Code, Treasury Regulations promulgated under the Code, case law and Internal Revenue Service rulings as they now exist. These authorities are all subject to change and such change may be made with retroactive effect. We can give no assurance that after any such change, our opinion would not be different. Moreover, our opinion is not binding on the Internal Revenue Service or the courts. We undertake no responsibility to update or supplement our opinion.

           This opinion letter is being rendered to you in connection with the Merger and in satisfaction of the requirement set forth in Section 7.3(d) of the Merger Agreement. This opinion letter (and the opinions expressed herein) may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement on Form S-4 which includes the Proxy Statement as a prospectus filed by Parent with the Securities and Exchange Commission on August 25, 1999, and to the use of our name in the Proxy Statement under the caption "The Merger-Material Federal Income Tax Consequences of the Merger". In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.


                              Very truly yours,

                              /s/ Arnold & Porter